Alico Announces Resignation of Director and Election of Directors

La Belle, FL., February 22, 2010 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced on Friday, February 19, 2010, before the Company’s annual shareholder’s meeting,  that Evelyn D’An notified the Company that she was resigning as the Chair of the Audit Committee and as a director of Alico, Inc.'s Board of Directors effective Thursday, February 18, 2010.  Ms. D’An indicated that she has no disputes regarding the Company’s operations, policies or practices.  At the annual meeting, the other eight nominees to the Board listed in the Company’s proxy statement, John R. Alexander, J.D. Alexander, Robert E. Lee Caswell, Ramon A Rodriguez, John D. Rood, Charles L. Palmer, Robert J. Viguet and Gordon Walker, PhD, were nominated to continue to serve as directors and were elected as directors by a majority of the votes present and voting at the meeting.  Mr. Ramon A. Rodriquez replaced Ms. D’An as Chairman of the Company’s Audit Committee and as the Committee’s Financial Expert as required by applicable SEC and Nasdaq Rules.  Mr. Rodriquez currently also serves as Chairman of the Audit Committee of Republic Services, Inc., a solid waste company listed on the NYSE. Other committee assignments will be announced in a subsequent filing.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.
For Further Information Contact:
Steven M. Smith
LaBelle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.